STOCK TRANSFER AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (this “Agreement”), is made and entered this March 31, 2015, to be effective as of the “IPO Effective Date” (hereinafter defined): (A) Boxlight Corporation (formerly, Logical Choice Corporation), a Nevada corporation (the “Company”); (C) Logical Choice Corporation, a Delaware corporation (“LCC”); and (C) Vert Capital Corp., a Delaware corporation (“Vert”, on behalf of itself and as trustee and escrow agent (the “Escrow Agent”) for the existing holders of Series A preferred stock of LCC who are listed on Exhibit A annexed hereto and made a part hereof (collectively, the “LCT Minority Stockholders”). The Company, LCC and Vert are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, in 2013, LCC was formed by Vert, the owner of 100% of the shares of the common stock of LCC, $0.001 par value per share (the “LCC Common Stock”); and

WHEREAS, in October 2013, LCC acquired, pursuant to an agreement and plan of merger, 100% of the capital stock of Logical Choice Technologies, Inc., a Georgia corporation (“LCT”) in exchange for shares of Series A convertible preferred stock of LCC (the “LCT Series A Preferred”), and Vert is currently the owner of a majority of the outstanding capital stock of LCT; and

WHEREAS, LCC and LCT has previously sold a division of LCT to an affiliate of Cynthia Kaye (the “LCT Majority Stockholder”), who has released LCC from any claims to equity of LCC; and

WHEREAS, LCT has subsequently ceased operations and is in the process of liquidation;and

WHEREAS, on September 18, 2014, the Company was organized by Vert as a Nevada corporation to acquire companies engaged in the production, sale and distribution of products and services primarily used by schools, corporations and governmental agencies for educational and training purposes (the “Business Strategy”);; and

WHEREAS, the Company is in the process of completing an initial public offering (the “IPO”) of common stock, $0.0001 par value per share of the Company (the “Company Common Stock”); and

WHEREAS, in order to provide the LCT Minority Stockholders with the benefits they would have received had LCC remained in business, on the date that the registration statement on Form S-1 shall be declared effective by the Securities and Exchange Commission (the “IPO Effective Date”), the Company shall issue to Vert, as trustee and escrow agent for the LCT Minority Stockholders, 2,500,000 shares of Series A convertible preferred stock of the Company, $0.0001 par value and $1.00 per share liquidation or stated value, or such lesser number of shares of Series A preferred stock of the Company resulting from any reverse split of the outstanding capital stock of the Company effected by the Company on or before the IPO Effective Date (the “Company Series A Preferred Stock”); and

WHEREAS, Vert and the board of directors of the Company, LCC and LCT have determined to that the issuance of the Company Series A Preferred Stock is fair and reasonable to the LCT Minority Stockholders and in the best interests of all parties;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

1.	Agreements of the Parties.

(a) As at the IPO Effective Date, the Company will issue in the name of Vert a stock certificate evidencing the Company Series A Preferred Stock. Such Series A Preferred Stock shall be held in trust by Vert for the sole benefit of the LCT Minority Stockholders.

(b) As set forth in the certificate of designations for the Company Series A Preferred Stock annexed hereto as Exhibit B and made a part hereof (the “Certificate of Designations”), on a date which shall be one (1) year from the IPO Effective Date, all and not less than all of the shares of Company Series A Preferred Stock, shall automatically and without any further action or consent of the Parties or the LCT Minority Stockholders, convert into a like number of shares of Class A Common Stock of the Company.

(c) Following the IPO Effective Date, the Company shall file with the Securities and Exchange Common (the “SEC”) a registration statement on Form S-1, or other form for registering securities, pursuant to which, inter alia, all of the shares of Class A Common Stock of the Company issuable upon automatic conversion of the Company Series A Preferred Stock (the “Conversion Shares”) shall be registered for resale under the Securities Act of 1933, as amended (the “Resale Registration Statement”). The Company shall use its best efforts to cause such Resale Registration Statement to be declared effective by the SEC witin one (1) year from the IPO Effective Date.

(d) On a date which shall be the later to occur of (i) one year from the IPO Effective Date, or (ii) the effective date of the Resale Registration Statement, Vert shall deliver the stock certificate evidencing the Company Series A Preferred Stock to the Company and the Company shall issue and distribute to the LCT Minority Stockholders all of the shares of Class A common stock of the Company issuable to the LCT Minority Stockholders upon conversion of such Company Series A Preferred Stock (the “Conversion Shares”).

(e) The names of each of the LCT Minority Stockholders and the number of shares of Company Series A Preferred Stock and Conversion Shares (assuming a 1:7.665 reverse split of the currently outstanding shares of Company Common Stock) is set forth on Exhibit A annexed hereto and made a part hereof.

(f) As a condition to receipt of their Conversion Shares, each LCT Minority Stockholder shall acknowledge in a writing acceptable to the Company that (i) such LCT Minority Stockholder has no further claim to any equity of LCT, the Company or LCC, (ii) such LCT Minority Stockholder releases each of the Parties to this Agreement from all further claims, demands or causes of action in respect of all events up to and including the date of such release, and (iii) the information contained in the Resale Registration Statement with regard to such LCT Minority Stockholder is complete and correct in all material respects.

2.	Miscellaneous.

(a) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made on (i) delivery thereof, if by hand; (ii) upon receipt, if sent by mail (registered or certified mail, postage prepaid, return receipt requested); (iii) on the second Business Day following deposit, if sent by a recognized overnight delivery service; or (d) upon transmission, if sent by facsimile transmission (in each case with receipt verified by electronic confirmation), in each case to the same parties and to the same addresses as are set forth in the Prior Exchange Agreement. provided, however, that each party hereto shall promptly notify the other Parties hereto of any change in its contact information, which revised contact information shall thereafter be that Party’s contact information for purposes of this Agreement until further revised.

(b) Entire Agreement. This Agreement (including the Exhibit hereto) contain the entire agreement among the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

(c) Termination. In the event that the IPO Effective Date shall not occur by December 31, 2015, then this Agreement shall terminate, ab initio.

(d) Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

(e) Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(f) Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, and by the different Parties hereto in separate counterparts, by facsimile, portable document format (“pdf”), or other form of electronic signature, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(g) Captions. The headings, titles or captions of the Sections and Sections of this Agreement are inserted only to facilitate reference, and they are not intended to define, limit, extend or describe the scope or intent of this Agreement or any provision hereof, and they do not constitute a part hereof or affect the meaning or interpretation of this Agreement or any part hereof.

(h) Assignment. No Party may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement; provided, however, that the Company may assign any or all of its rights, together with its obligations hereunder, to any of its Affiliates or to any successor to all or a portion of the assets of the Company, provided further, however, that if such Affiliate(s) fails to fully and timely perform any of such obligations, the Company shall fully and promptly perform such obligations as if it were a party thereto.

(i) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and the LCT Minority Stockholders, and, except as otherwise expressly provided herein, nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(j) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to, or the court making such a determination shall, modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the effect that the transactions contemplated hereby are fulfilled to the extent possible.

(k) Governing Law; Forum. This Agreement and shall be governed by the laws of the State of New York. The Parties hereto do hereby consent and submit to the venue and jurisdiction of the State or Federal Courts residing in New York, New York as the sole and exclusive forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other party by mailing a copy of the summons and/or complaint to the other party at the address set forth herein. Notwithstanding anything to the contrary contained herein, the Parties may seek equitable relief, or enforce any final judgment of any such federal or state court residing in New York, New York, in any other jurisdiction in any manner provided by applicable law.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

VERT CAPITAL CORP		BOXLIGHT CORPORATION

By:	/s/ Michael Pope	By:	/s/ Mark Elliott
Name:	Michael Pope	Name:	Mark Elliott
Title:	Managing Director	Title:	CEO

LOGICAL CHOICE CORPORATION

By:	/s/ Michael Pope
Name:	Michael Pope
Title:	President

Exhibit A

Name	Series A Preferred Stock	Conversion Shares

Logical Choice Corporation-Delaware	1,588,464	207,236
Kevin Shupenia	120,479	15,718
Equity Partners	96,010	12,526
Ronald Kaye, Jr.	61,840	8,068
Mark Blood	56,799	7,410
Alpine Consultants, Inc.	56,167	7,328
Coggin Family Intervivos Tr., II	56,167	7,328
Ronald Bertucci	51,730	6,749
Crusader Printing, LLC	46,507	6,067
Ralph Capasso	36,214	4,725
Shelly R. DeJesus	34,543	4,507
Paul Anthes	33,701	4,397
Louise Bertucci	22,467	2,931
Jay Forman	21,793	2,843
Ronald Stewart	17,974	2,345
Barbara Bisel	14,042	1,832
Victor Bertucci	13,115	1,711
Donald Bertucci	13,115	1,711
Becky Milford	11,290	1,473
Barbara Smith	11,290	1,473
Jennifer Delling	11,290	1,473
Louis Gelsomino	10,307	1,345
James Anderson	10,054	1,312
Dolores A. Miller	8,425	1,099
Arthur E. Menna	8,425	1,099
Dorothy A. Brayley	8,425	1,099
Robert R. Menna	8,425	1,099
William J. Menna	8,425	1,099
Berton Revocable Living Trust	7,499	978
Mario Bertucci	7,499	978
Charlie Bertucci	7,499	978
Bernie Colter	7,049	920
Natalie and Kou Su JT TEN	6,740	879
Jeff Delling	4,549	594
Don Rosado	2,555	333
Robert Meeks	2,555	333
Patrick Ireland	2,555	333
Charles Kaye	2,303	300
Phillip Snelling	2,303	300
Donna Ingram	2,303	300
Ronald Jordan	2,247	293
Pam Estabrooke	1,432	187
Faith Deward	702	92
Douglas Druschel	702	92
Elizabeth Kaye	618	81
Cary Thornton	337	44
James Lambert	116	15
Elizabeth Atkins	56	7
Jeff Boyden	56	7
Kevin Brock	56	7
Tina L. Combs	56	7
Kellyann Davis-Hutchens	56	7
Danny Durham	56	7
Wei Fank	56	7
Doug Hutcheson	56	7
Alan W. Johnson	56	7
Anjana Vijay Patel	56	7
James P. Schrader	56	7
Randall Spear	56	7
Jody A. Tate	56	7
Averi M. Washington	56	7
Charles Elliott	56	7
Shere Lowery	56	7
Steve Hatala	56	7
Total	2,500,000	326,158

Exhibit B

Series A Preferred Stock Certificate of Designations

See Exhibit 4.1 to this registration statement on Form S-1 and related prospectus.